Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.8525 per Common Unit and

Announces Date for 2012 Tri-Annual Meeting of Unitholders

Whippany, New Jersey, January 19, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a quarterly distribution of $0.8525 per Common Unit for the three months ended December 24, 2011. This quarterly distribution rate equates to an annualized rate of $3.41 per Common Unit. The distribution is payable on February 7, 2012 to Common Unitholders of record as of January 31, 2012.

Nominees are hereby notified that there is a withholding requirement of 35% for foreign partners from the $0.8525 per unit cash distribution under Section 1446 of the Internal Revenue Code.

The Partnership also announced that, at its recent meeting, its Board of Supervisors had declared the close of business on March 5, 2012 as the record date for the 2012 Tri-Annual Meeting of the Partnership’s Common Unitholders. The Tri-Annual Meeting is scheduled to be held at 9:00 a.m., Tuesday, May 1, 2012 at the Partnership’s headquarters in Whippany, New Jersey.

The Partnership anticipates mailing proxy materials to its Unitholders of record as of such record date shortly following the record date. At the Tri-Annual Meeting, Unitholders will be asked to elect all of the Partnership’s Supervisors for three-year terms and to approve certain amendments to the Partnership’s (and its operating subsidiary’s) limited partnership agreements.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

###